EXHIBIT 5.1

March 5, 2001

Board of Directors
MedicaLogic/Medscape, Inc.
20500 NW Evergreen Parkway
Hillsboro, OR 97214

    We have acted as counsel for MedicaLogic/Medscape, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the resale of 14,873,285 shares of common stock, without par value, 5,933,332 shares of Series 1 Convertible Preferred Stock, without par value, and warrants to purchase 4,537,254 shares of common stock (collectively the "Securities") of the Company by the holders thereof (the "Selling Security Holders"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

    Based on the foregoing, it is our opinion that:

  1.
  The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

  2.
  The currently outstanding Securities have been duly authorized and are legally issued, fully paid, and nonassessable.

  3.
  Shares of the Company's common stock issuable upon conversion of Series 1 Convertible Preferred Stock that may be sold under the Registration Statement have been duly authorized, and when issued in accordance with the Company's 1999 Restated Articles of Incorporation, as amended, will be legally issued, fully paid and nonassessable.

  4.
  Shares of the Company's common stock subject to warrants that may be exercised and sold under the Registration Statement have been duly authorized, and when issued in accordance with the terms of those warrants, will be legally issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      STOEL RIVES LLP

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